Jeffrey H. Mackay

ATTORNEY AT LAW

      4855 Voltaire Street San Diego, California 92107

Tel: 1-888-799-7998 or 619-758-1973 Fax: 619-222-4764

E-Mail: JeffEsq@JurisNexus.com

Expressions Graphics, Inc

14260 Garden Road, Suite #B-724

Poway, California 92064

Attn: Mr. Drechsler

Re: Opinion of Legality - Form SB-1 of Expressions Graphics, Inc Corporation filed with the Securities and Exchange Commission on or about May 25, 2000 ("Form SB-1")

Dear Mr..Drechsler:

We render this opinion as special counsel to Expressions Graphics, Inc, a Nevada corporation ("the Company"), in connection with its registration of 1,500,000 shares of its common stock ("the Shares") for sale to the public through the Company's Prospectus included within its Registration Statement on Form SB-1 as filed with the Securities and Exchange Commission on or about May 25, 2000.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to our opinion contained in this letter. We have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company. Based upon and in reliance on the foregoing, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Nevada, and has full corporate power and authority to own its properties and conduct its business as described in the Prospectus referred to above.

2.	When issued and distributed to the purchasers thereof, the Shares will be duly and validly issued and will be fully paid and non-assessable.
3.	The shareholders of the Company have no pre-emptive rights to acquire additional shares of the Company's Common Stock or other securities in respect of the Shares.

We have assumed, but not independently verified, the genuineness of all the signatures on all documents, letters, opinions and certificates, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or Photostat copies and the authenticity of the originals of such copies.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement. We have not acted as legal counsel to the Company in any previous capacity whatsoever. We offer no opinions whatsoever concerning the accuracy or completeness of the prospectus.

Very truly yours,

/s/ Jeffrey H. Mackay

Jeffrey H. Mackay, Esq. Attorney at Law